EXHIBIT 99.1


Nestor, Inc.
42 Oriental Street
Providence, RI 02914
Ph: (401) 274-5658
Fax: (401) 274-5707
www.nestor.com



FOR IMMEDIATE RELEASE

CONTACT:   Nigel P. Hebborn
           Executive Vice President
           (401) 274-5658 ext. 714
           www.nestor.com

                  NESTOR, INC. COMPLETES $6 MILLION REFINANCING

Providence, RI - January 4, 2006 - Nestor, Inc. (NASDAQ: NEST), a leading provider of advanced traffic enforcement solutions, is pleased to report that we have completed a private placement to Laurus Master Fund, Ltd. of a $6,000,000 principal amount Secured Term Note due December 28, 2008 and redeemed our $6,000,000 original principal amount Convertible Note due May 16, 2008 held by Laurus. The new note, which is not convertible, carries interest at the prime rate plus 2.00% per year (currently amounting to 9.25%) subject to a floor interest rate of 7.00%. In connection with the sale of the new note to Laurus, we issued 203,774 shares of our common stock to Laurus for $.01 per share. Further details about the transaction may be found in our periodic filings with the Securities and Exchange Commission.

Nestor Traffic Systems provides automated traffic enforcement solutions to state and municipal governments. CrossingGuard uses patented multiple, time-synchronized videos to capture comprehensive evidence of red light and speed violations. In addition, CrossingGuard offers customers a unique Collision Avoidance(TM) safety feature that can help prevent intersection collisions. Nestor Traffic Systems is the exclusive North American distributor for Vitronic's Poliscanspeed, the industry's only scanning LIDAR, capable of tracking multiple vehicles in multiple lanes simultaneously. Crossingard(R) is a registered trademark of Nestor Traffic Systems, Inc. Poliscanspeed is a trademark of Vitronic. For more information, call (401) 274-5658 or visit www.nestor.com.

Statements in this press release about future expectations, plans and prospects for Nestor, including statements containing the words "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. We may not achieve the plans, intentions or expectations disclosed in our forward-looking statements and investors should not place undue reliance on our forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including: the accounting issues addressed in our Current Report on Form 8-K filed with the SEC on December 5, 2005, market acceptance of our products, competition, patent protection of our technology, and other factors discussed in Risk Factors That May Affect Our Results in our most recent Quarterly Report on Form 10-Q filed with the SEC. Investors are advised to read Nestor's Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed after our most recent annual or quarterly report. The forward-looking statements included in this press release represent our current views and we specifically disclaim any obligation to update these forward-looking statements in the future.

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